SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 21, 2011
Date of Report (Date of earliest event reported)

GRYPHON RESOURCES, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 000-53371
 (Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1313 East Maple Street, Suite 201-462
Bellingham, Washington 98225
(Address of principal executive offices)

360.685.4238
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 1 – REGISTRANT’S BUSINESS AND OPERTIONS

Item 1.01 –  Entry into a Material Definitive Agreement

On January 21, 2011, Gryphon Resources Inc. (the ‘Company’) entered into an option (the ‘Cruce Agreement’) to purchase certain mineral exploration rights in Pinal County, Arizona, USA with potential for gold and copper-porphyry reserves. The mineral exploration rights (herein named the ‘Cruce Property’) cover a 560 acre located approximately 40 miles north of Tucson, in south-central Arizona.

The Cruce Property is being sold by two individuals (collectively the “Vendors”) who collectively each owned a 50% interest to the Cruce Property and held the sole right, title and interest to all exploration rights (subject to the rights and title of the State of Arizona), free and clear of all liens and encumbrances. Through the Cruce Agreement, the Vendors granted an exclusive option to Gryphon to purchase a 100% undivided right, title and interest in Vendors’ rights to the Cruce Property, and the Company acquired an option to purchase Vendors’ rights to the Cruce Property from Vendors, upon the terms and conditions set forth in the Cruce Agreement (attached hereto as Exhibit A).

To exercise the option in the Cruce Agreement, the Company must, in staged increments, over three years: (i) pay the vendors an aggregate sum of US$265,000; (ii) incur an aggregate of at least US$335,000 of expenditures to explore and develop the Cruce Property; and (iii) issue the vendors an aggregate of 2,600,000 restricted common shares of Gryphon Resources Inc. Additionally, the vendors will receive an net smelter royalty (‘NSR’) payment of 3%, subject to a minimum royalty payment of US$250,000 per year upon commencement of mineral production.

As of the signing date of the Cruce Agreement, the Company had fulfilled its first payment to the Vendors of $40,000, and as of the filing date of this Current Report on Form 8-K had fulfilled issuance of 100,000 restricted common shares to the Vendors to fulfill all requirements of the first payment tier of the Cruce Agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXIHIBITS

Item 9.01 – Financial Statements and Exhibits

Exhibit 10.1 – Material Definitive Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON RESOURCES, INC.

/s/ Alan Muller
Alan Muller,
President and CEO
Dated:  January 25, 2011